Exhibit 99.1

Contact Info:

Lori Barker

Sr. Director, Investor Relations

SYNNEX Corporation

(510) 668-3715

lorib@synnex.com

SYNNEX Corporation Announces Acquisition of a Controlling Interest in Marubeni Infotec

Corporation, a Subsidiary of Marubeni Corporation

Acquisition extends SYNNEX’ distribution footprint; scales vendor base and SYNNEX’ world-class operations and ERP

Fremont, Calif., - November 11, 2010 — SYNNEX Corporation (NYSE: SNX), a leading business process services company, today announced it has entered into a definitive agreement to acquire a controlling interest in Marubeni Infotec Corporation (MIT), a subsidiary of Marubeni Corporation. MIT is a leading distributor of IT equipment, electronic components and software throughout Japan and has annual revenues of approximately $1.1 billion. SYNNEX will acquire MIT through one of its wholly-owned holding companies and also through SB Pacific Corporation Limited, a minority investment.

“With the acquisition of MIT, SYNNEX is excited to re-enter Japan, which represents more than one-third of the Asian IT market,” stated Kevin Murai, President and Chief Executive Officer of SYNNEX Corporation. “We can leverage our deep vendor relationships to drive market growth and enhanced services within MIT’s offerings. We also look forward to further enhancing MIT’s operations with our proven business processes and customized ERP system.”

Mr. Murai went on to state, “We are pleased Bob Huang, SYNNEX’ founder and former CEO and Chairman, will initially serve as the CEO of SYNNEX Infotec Corporation, MIT’s new name after the acquisition, and his skills and detailed operational focus will help ensure a smooth transition and speedy acceleration of operating and financial objectives.”

“I’m looking forward to helping SYNNEX expand its business into Japan. We can leverage SYNNEX’ cost efficiencies and scale while enhancing services into MIT’s offering for its customers. MIT has strong local vendor and customer relations in Japan which we expect will strengthen under the SYNNEX name,” said Bob Huang.

“SYNNEX will help grow MIT’s relationships with existing and new vendors enabling MIT to profitably grow market share in Japan,” said Ryoichi Watanabe, General Manager of IT Solutions Business Dept. of Marubeni Corporation. “As we transition MIT over to the SYNNEX family, we are confident MIT will benefit from the leveraging of SYNNEX’ operating cost efficiencies and scale.”

MIT is headquartered in Tokyo, Japan and has approximately 400 employees. The total acquisition consideration inclusive of assumed debt is approximately $134.3 million. SYNNEX will have approximately an 80% ownership interest in MIT. The closing of the acquisition, which is subject to customary closing conditions, is expected to occur in early December, 2010. The acquisition is expected to take approximately one year to fully transition before MIT drives EPS accretion and ROIC contributions to SYNNEX’ consolidated results of operations.

About Marubeni Corporation

Marubeni Corporation was founded in 1858 and is one of Japan’s largest corporations. Marubeni is involved in the handling of products and provision of services in a broad range of sectors. These areas encompass importing and exporting , as well as transactions in the Japanese market, related to food, textiles, materials, pulp and paper, chemicals, energy materials and mineral resources, transportation machinery, and offshore trading, Marubeni has over 5,600 employees and 118 offices in 71 countries/areas. Marubeni is traded on the Tokyo Stock Exchange.

About SYNNEX

SYNNEX Corporation, a Fortune 500 corporation, is a leading business process services company, servicing resellers, retailers and original equipment manufacturers in multiple regions around the world. The Company provides services in IT distribution, supply chain management, contract assembly and business process outsourcing. Founded in 1980, SYNNEX employs over 7,000 associates worldwide and operates in the United States, Canada, China, Japan, Mexico, the Philippines and the United Kingdom. Additional information about SYNNEX may be found online at www.synnex.com.

Safe Harbor Statement

Statements in this press release regarding SYNNEX Corporation, which are not historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may be identified by terms such as believe, expect, may, will, provide, could and should and the negative of these terms or other similar expressions. These statements, including statements regarding anticipated vendor leverage, our ability to drive market growth, our ability to enhance MIT’s operations, ease of transition, the ability to accelerate operating and financial objectives, anticipated benefits to MIT’s customers, our ability to strengthen and grow MIT’s vendor and customer relations, MIT’s profitability and market share, timing of closing and anticipated impact of MIT on our financial operations and the timing of these benefits, are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in the forward-looking statements. These risks and uncertainties include, but are not limited to: our ability to close the transaction, the successful transition of MIT, our ability to gain market share in Japan, loss of MIT’s vendors and customers, general economic conditions and any weakness in IT and consumer electronics spending; the loss or consolidation of one or more of our significant OEM suppliers or customers; market acceptance and product life of the products we assemble and distribute; competitive conditions in our industry and their impact on our margins; pricing, margin and other terms with our OEM suppliers; our ability to gain market share; variations in supplier-sponsored programs; changes in our costs and operating expenses; risks associated with our international operations; supply shortages or delays; any termination or reduction in our floor plan financing arrangements; credit exposure to our reseller customers, and negative trends in their businesses; and other risks and uncertainties detailed in our Form 10-Q for the fiscal quarter ended August 31, 2010 and from time to time in our SEC filings. Statements included in this press release are based upon information known to SYNNEX Corporation as of the date of this release, and SYNNEX Corporation assumes no obligation to update information contained in this press release.

Copyright 2010 SYNNEX Corporation. All rights reserved. SYNNEX, the SYNNEX Logo and all other SYNNEX company, product and services names and slogans are trademarks or registered trademarks of SYNNEX Corporation. SYNNEX and the SYNNEX Logo Reg. U.S. Pat. & Tm. Off. Other names and marks are the property of their respective owners.

Source: SYNNEX Corporation – F